Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 14, 2020, except for Note 1 and Note 16 as to which the date is March 3, 2020, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-236465) and related Prospectus of IMARA Inc. for the registration of shares of its common stock.

/s/ Ernst and Young LLP

Boston, Massachusetts

March 10, 2020